Exhibit 4.2

                        THE SCHOONER BREWERY INCORPORATED

                  CONVERTIBLE PROMISSORY NOTE (SINGLE PAYMENT)

Maker:      The Schooner Brewery Incorporated

Date:

Maturity Date:

Interest Calculation Basis:   360 days

Amount of Note:   $_________________

Annual Rate of Interest (Interest Rate):  12 percent

      For value received, Maker promises to pay to the order of ______________ ("Lender") at Maker's place of business at 440 North Center, Arlington, Tarrant County, Texas, or its present place of business if different, the Amount of Note (__________ thousand dollars) plus interest on unpaid Amount of Note from Date to Maturity Date at the Interest Rate, calculated on the Interest Calculation Basis. At the election of the holder of this note, the Interest Calculation Basis may be the actual number of days in the applicable calendar year in which interest on this note accrues.

      The Interest Rate provided in this note, however, shall be limited to the maximum rate allowed from time to time by applicable state or federal law (the "Highest Lawful Rate"). Regardless of any provision contained in this note, or in any other document executed in connection with this note, the holder of this note shall never be entitled to receive, collect, or apply, as interest on this note, any amount in excess of the Highest Lawful Rate, and in the event the holder of this note ever receives, collects, or applies, as interest, any such excess, such amount shall be deemed a partial prepayment of principal, and, if the principal of this note is paid in full, any remaining excess shall immediately be refunded to the payor. In determining whether or not the interest paid or payable, under any specific contingency, exceeds the Highest Lawful Rate, Maker and the holder of this note shall, to the maximum extent permitted by law, (a) characterize any nonprincipal payment as an expense, fee, or premium rather than as interest; (b) exclude voluntary prepayment and the effects of such; and (c) amortize, prorate, allocate, and spread, in equal parts, the total amount of interest throughout the entire
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contemplated term of this note so that the Interest Rate is uniform throughout the entire term of this note. Past due principal and interest shall bear interest at the Highest Lawful Rate.

      At all such times, if any, as Texas law shall establish the Highest Lawful Rate, the Highest Lawful Rate shall be the "indicated ceiling" (as defined in TEX. REV. CIV. STAT. ANN. art. 5069-1.04, as amended) from time to time in effect; but payee may from time to time, as to current and future balances, implement any other ceiling under such chapter and/or revise the index, formula, or provision of law used to compute the rate on this note by notice to Maker, if and to the extent permitted by, and in the manner provided in such chapter.

      All unpaid Amount of Note shall be payable on ______________. Accrued interest shall be due and payable on _____________, and on the 10th day of each succeeding month, and/or at Maturity Date, whichever first occurs. All payments shall be applied first to accrued interest, with any balance applied to Amount of Note.

      It is expressly understood and agreed that failure to pay this note when due shall constitute default under this note. Upon any such default, and without waiving any other rights under this note or any other instrument executed in connection with this note, Lender or other holder may, at its option, exercise any or all rights, powers, and remedies afforded under all security instruments securing this note and by law, including the right to declare the unpaid balance of principal and accrued interest on this note immediately due and payable.

      Each Maker agrees that his, her, or its liability on or with respect to this note shall not be affected by any release of or change in any security at any time existing or by any failure to perfect or maintain perfection of any lien on or security interest in such security.

      Each Maker, guarantor, surety, and endorser waives certain otherwise applicable legal requirements relating to the collection of notes, such as grace, demand, presentment for payment, notice of non-payment, protest, notice of protest, notice of dishonor, notice of intent to accelerate, notice of acceleration, and diligence in collection and the bringing of suit against any party to this note; agrees to application of any bank balance to payment of this note; agrees that extensions and renewals without limit as to number, acceptance of any number of partial payments, and releases or substitutions of collateral, with or without notice, before or after maturity, shall not release or discharge his, her, or its obligations under this note; agrees that waiver of any default shall not constitute waiver of any prior or subsequent default; and agrees to pay in addition to all other sums due under this note a reasonable sum of at least ten percent of the unpaid Amount of Note as reasonable attorneys' fees if this note is placed in the hands of an attorney for collection or if it is collected through probate, bankruptcy, or other judicial proceeding. The holder may, at its option, without notice to any Maker or any other person,
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accelerate the Maturity Date at any time it shall deem itself insecure or if
Maker shall fail to make any payment when due.

      [Maker(s) to initial this space, if the following paragraph is applicable to this note]:_________

      Maker warrants and represents to payee, and to all other owners and/or holders of any indebtedness evidenced pursuant to this note, that (a) all loans evidenced by this note are and shall be "business loans" as such term is used in the Depository Institutions Deregulation and Monetary Control Act of 1980, as amended, and (b) such loans are for a business, commercial, investment or similar purpose and not primarily personal, family, household, or agricultural use, as such terms are used in TEX. REV. CIV. STAT. ANN. art. 5069-1.04, as amended.

      This note is one of a series of Maker's 12 percent convertible promissory notes, limited in aggregate to the original principal sum of $100,000.00 (the "Convertible Notes"), issued pursuant to the terms of this note as provided below. This note provides the holder the option to purchase _______ shares of Maker's restricted stock at par value, and also contains a redemption provision in favor of Maker, as well as a conversion feature in favor of this note's holder, all as provided below.

      Maker represents and warrants that it has not, either directly or through any agent, offered any of the Convertible Notes to any person other than 1) existing shareholders of Maker, and only those existing shareholders who are very familiar with Maker's current business plans, including that contained within Maker's business plan dated November, 1997 (the "Business Plan"), or 2) individuals who are personally very familiar with the business acumen of Maker's management. Lender represents to Maker, in accepting one of the Convertible Notes, that Lender is acquiring this Convertible Note for Lender's own account, for the purpose of investment, and not with a view to the distribution or resale of the Convertible Note, and that, to the best of Lender's knowledge, Lender qualifies as a "well-informed investor" pursuant to applicable state securities laws. Lender further represents to Maker that Lender has received, thoroughly reviewed, and understands the Business Plan, specifically including, but not limited to, Maker's most recent 15c2-11 filing dated May 13, 1997, a photocopy of which is contained within the Business Plan.

      Maker, by the execution of this note payable to Lender, hereby grants Lender a non-assignable (except as provided below) option to purchase _______ shares of Maker's restricted common stock, at par value, exercisable at Maturity Date (___________________) and for a period of 30 days following Maturity Date, which option shall be deemed fully exercised by Lender at Maturity Date unless Lender expressly sends written notice to Maker to the contrary.
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      The Convertible Notes shall be subject to early redemption, at Maker's option, at any time prior to ___________________, by payment to Lender of all Amount of Note, plus accrued interest. In the case of such redemption, Maker shall give written notice to Lender of Maker's intent to redeem not less than 15 days prior to the date fixed for such redemption (the "Redemption Date"). In the event of redemption by Maker, and Maker's payment of all Amount of Note and accrued interest to the Redemption Date, the stock option referred to above shall automatically and without further action of either Maker or Lender be reduced to ___________ shares of Maker's restricted common stock, and, unless written notice to the contrary is received by Maker, such stock option in favor of Lender shall be deemed fully exercised by Lender as of the Redemption Date.

      Lender, and the other holders of the Convertible Notes, shall have the right, at any time (unless Maker has given notice of redemption) until ten days prior to Maturity Date (_______________), to convert the note into _________ shares of Maker's restricted common stock. In order to convert this note, the holder shall surrender the note to Maker at Maker's principal office, accompanied by a written statement designating Lender's desire to convert the principal and accrued interest represented by the note to ___________ restricted shares of Maker's common stock.

      Upon any of the events contemplated by the Convertible Notes involving issuance of Maker's restricted common stock (i.e., exercise of option at Maturity Date or Redemption Date, or conversion), Maker shall issue and deliver to Lender, registered in Lender's name, a certificate or certificates for the number of shares of restricted common stock issuable upon the exercise of the option, redemption, or conversion, as applicable, in each case within 20 days of the applicable purchase price (par value times number of shares or surrender of note) being received by Maker.

      Maker covenants and represents to Lender that all shares of Maker's restricted common stock issued upon exercise of option rights, redemption, or conversion of all Convertible Notes will, upon issuance, be duly and validly issued and fully paid and nonassessable, and free from all taxes, liens, and charges with respect to said shares' issuance. Maker further covenants and agrees that it will at all times have authorized, and reserved and kept available solely for the purpose of issue upon the maturity, redemption, or conversion of the Convertible Notes, a sufficient number of shares of its common stock as are then issuable upon any of said occurrences.

      This note, and all of the Convertible Notes, and any shares acquired upon the maturity, redemption, or conversion of this note, may not be transferred without an opinion of counsel selected by Lender and reasonably satisfactory to Maker as to the nonnecessity for registration under the Securities Act of 1933, or if an exemption from registration is otherwise available.

      Terms used in this note shall have the meanings indicated above. As used in this note, where appropriate, the masculine gender includes the feminine and the neuter, and the singular number includes
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the plural number. This note shall be governed by and construed in accordance with the laws of the State of Texas and the United States of America.

      Secured by: The Convertible Notes are secured by the `Net GameLink system to be installed at the Dallas Schooner Brewery.

                                          MAKER:

                                          THE SCHOONER BREWERY
                                          INCORPORATED


                                          by: ____________________________
                                              L. Kelly Jones, president

      THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

                                          MAKER:

                                          THE SCHOONER BREWERY
                                          INCORPORATED


                                          by: ____________________________
                                              L. Kelly Jones, president
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                                          LENDER:


                                          ________________________________

                                          _______________